Exhibit 10.7

SECOND AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement (this “Agreement”) is made and entered into as of January 1, 2021 (the “Effective Date”) between TheMaven, Inc., a Delaware corporation (the “Company”) and Avi Zimak, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to continue to employ the Executive as Chief Revenue Officer and Head of Global Strategic Partnerships, and the Executive desires to accept this offer of employment, effective as of the Effective Date.

WHEREAS, the Company and the Executive entered into an Amended & Restated Executive Employment Agreement (“Initial Agreement”), dated as of June 14, 2020.

WHEREAS, the Company and the Executive have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall continue to be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

Article 1.
TERMS OF EMPLOYMENT

1.1. Employment and Acceptance.

(a). Employment and Acceptance. On and subject to the terms and conditions of this Agreement, the Company shall continue to employ the Executive and the Executive hereby accepts such employment. The Initial Agreement is terminated and fully superseded by this Agreement.

(b). Title: Executive shall have the title of: Chief Revenue Officer and Head of Global Strategic Partnerships.

(c). Responsibilities and Duties. The Executive’s duties shall consist of such duties and responsibilities as are consistent with the position of a Chief Revenue Officer and Head of Global Strategic Partnerships, including duties and responsibilities as are mutually determined from time to time by the Chief Executive Officer of the Company (the “CEO”) and the Executive.

(d). Reporting. The Executive shall report directly to the CEO.

(e). Performance of Duties; Travel. With respect to Executive’s duties hereunder, at all times, the Executive shall be subject to the reasonable instructions, control, and direction of the Board, and act in accordance with the Company’s Certificate of Incorporation, bylaws and other governing policies, rules and regulations (copies of which shall be provided to Executive), except to the extent that the Executive is aware that such documents conflict with applicable law. The Executive shall devote Executive’s business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid and as the CEO may reasonably require, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of non-profit organizations, upon advance written approval from the CEO or Chief Operating Officer (“COO”), which shall not be unreasonably withheld, or (ii) managing the Executive’s and Executive’s family’s passive personal investments, so long as such activities in the aggregate do not materially interfere or materially conflict with the Executive’s duties hereunder. The Executive will promptly disclose to the Company any conflicts or potential conflicts of interest, and may not perform any decision-making role in any activities in which such a conflict arises. The Executive shall also travel as reasonably required by Executive’s duties hereunder and shall comply with the Company’s then-current travel policies as approved by the CEO. During the term of this Agreement, Executive shall be entitled to business class travel for all air travel related to the performance of his services hereunder on the same basis as the CEO (but in all cases on air travel in excess of four hours in duration).

(f). Location. Executive shall be based primarily in the Company’s New York City office, and shall comply with the Company’s policies regarding remote work.

(g). Officer. The Executive shall, if requested, also serve as an officer of the Company or of any affiliate of the Company for no additional compensation.

1.2 Compensation and Benefits.

(a). Annual Salary. The Executive shall receive an annual salary of $450,000 (such annual base salary, as such amount may be increased in accordance with this Agreement, the “Annual Salary”), which may not be decreased without the consent of the Executive. The Annual Salary shall be payable in accordance with the payment schedule as used by the Company for its senior-level Executives from time to time (but with pro-rata installments paid at least twice per calendar month), less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices. The Annual Salary payable to the Executive will be reviewed, and may be increased, annually by the CEO.

(b). Bonus.

(i). For each calendar year during the Term starting with calendar year 2019, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) based on a target amount (the “Base Bonus”) of $375,000 with respect to calendar year 2020 and $450,000 with respect to calendar years 2021 and beyond, such amount to be pro-rated for partial years. The Annual Bonus payable for any calendar shall equal the product of the applicable Base Bonus multiplied by a factor (the “Bonus Multiple”) determined as follows:

(A). In the event that in any calendar year the Company achieves less than 60% of the Annual Revenue Target, the Bonus Multiple shall be 0%.

(B). In the event that in any calendar year the Company achieves 60% or more, but less than 100% of the Annual Revenue Target, the Bonus Multiple shall be is 30% + 1.75% x (% of Annual Revenue Target - 60%).

(C). In the event that in any calendar year the Company achieves 100% or more, but less than 150% of the Annual Revenue Target, the Bonus Multiple shall be 100% + 2.00% x (% of Annual Revenue Target - 100%).

(D). In the event that in any calendar year the Company achieves 150% or more of the Annual Revenue Target, the Bonus Multiple shall be 200%.

(ii). Bonus payments will be made quarterly (each a “Quarterly Payment”). Each Quarterly Payment will be based on the achievement in such quarter of a portion of the Annual Revenue Target then in effect (each such amount, the “Quarterly Revenue Marker”) as follows: (w) the Quarterly Revenue Marker for the first quarter of each calendar year shall equal 20% of the Annual Revenue Target, (x) the Quarterly Revenue Marker for the second quarter of each calendar year shall equal 20% of the Annual Revenue Target, (y) the Quarterly Revenue Marker for the third quarter of each calendar year shall equal 25% of the Annual Revenue Target and (z) the Quarterly Revenue Marker for the fourth quarter of each calendar year shall equal 35% of the Annual Revenue Target. The amount of each Quarterly Payment will be determined as follows:

(A). In the event that in any calendar quarter the Company achieves less than 60% of the applicable Quarterly Revenue Marker, no Quarterly Payment shall be payable.

(B). In the event that in any calendar quarter the Company achieves 60% or more of the applicable Quarterly Revenue Marker, the Quarterly Payment shall equal (1) 25% of the Base Bonus multiplied by (2) the lesser of (x) the portion of the Annual Revenue Target achieved in such quarter divided by the applicable Quarterly Revenue Marker and (y) one.

Each Quarterly Payment will be paid within one and a half months of the end of the applicable quarter, provided the Executive remains an employee in good standing with the Company as of the date of payment. Notwithstanding the foregoing, in the event Executive dies, becomes Permanently Incapacitated, is terminated without Cause or resigns for Good Reason, Executive shall be entitled to receive the Annual Bonus that would have been earned by the Executive had the Executive been employed with the Company as of the date of payment of such Annual Bonus for such calendar year, such amount to be pro-rated for partial years (including, for the avoidance of doubt, partial years by reason of such termination occurring prior to December 31 of such calendar year). In the event Executive dies, becomes Permanently Incapacitated, is terminated without Cause or resigns for Good Reason, any payment pursuant to this Section 1.2(b)(ii) is subject to the obligations set forth in Section 1.3(c)(iii). Notwithstanding the forgoing, the parties agree that no Quarterly Payment shall be made with respect to the first quarter of 2020.

(iii). Within 60 days following the end of the applicable calendar year, the Company shall conduct a reconciliation (a “Reconciliation”) of the Quarterly Payments for such calendar year against the actual Annual Bonus earned for such year and provide the Executive with a breakdown in accordance with the notice provisions of the Agreement (“Reconciliation Notice”). It is specifically understood that if Executive’s employment ends prior to the end of the applicable year, the calculations the Annual Bonus under this Section 1.2(b)(iii) will be pro-rated based on the amount of time during such year for which the payment of such Annual Bonus was earned under Section 1.2(b)(ii).

(iv). In the event it is determined as a result of the Reconciliation that the sum of the Quarterly Payments was less than the actual Annual Bonus for the applicable calendar year, the Company will pay the difference to the Executive within 30 days following the sending of the Reconciliation Notice. In the event of an overpayment to the Executive, such overpayment shall be deducted from the subsequent Quarterly Payment (but such deduction shall not be reflected in the Reconciliation for such subsequent period).

(c). Stock Option Grant in Initial Agreement.

(i). The parties agree that the Executive’s services under the Initial Agreement and his services hereunder shall be deemed to constitute continuous service for the purposes of the vesting of his existing stock option grants.

(ii). If the majority of C-level executives are provided additional Common Stock, options or other equity incentives by the board of directors as part of an incentive plan or otherwise, the Executive will participate in such grants or incentive plan on the same terms and conditions and on a pro-rata basis, compared to the average increase in shares for other adjacent C-level executives (not including the CEO). Notwithstanding the forgoing, the Executive will not be eligible to participate in grants or incentives to the extent awarded to other personnel to address dilution resulting from or in connection with the acquisition by the Company of TheStreet, Inc. or the entry by the Company into that certain Licensing Agreement dated as of June 14, 2019 between the Company and ABG-SI LLC.

(d). Restricted Stock Unit Award. The Company previously awarded the Executive restricted stock units (the “RSU Grant”) for 250,000 shares of Common Stock (the “RSU Shares”). The RSU Grant vested on December 2, 2020, and the underlying RSU Shares shall be delivered to Executive upon the earlier to occur of (i) the 5th anniversary of the date of the Initial Agreement and (ii) the date of any change of control transaction of the Company. The Executive agrees that no part of RSU Grant may vest except in accordance with the vesting conditions and exercise date set forth in this Agreement.

(e). Signing Bonus. Upon commencing his employment with the Company, the Company paid to the Executive a one-time signing bonus (the “Signing Bonus”) in the amount of $250,000 (less such withholdings and deductions as required by applicable law and regulation and consistent with the Company’s practices). In the event the Executive is terminated for Cause (as defined in this Agreement) or resigns other than for Good Reason (as defined in this Agreement) on or before December 2, 2021, the Executive shall be obligated to repay to the Company the Signing Bonus within 14 days of the Executive’s last day of employment. Moreover, unless there is a good faith dispute between Executive and the Company as to whether Executive is required to repay the Signing Bonus in accordance with the immediately preceding sentence, in the event the Company is required to initiate legal proceedings to recoup the Signing Bonus, the Executive shall reimburse the Company for all attorneys’ fees and legal costs associated with recouping the Signing Bonus. For purposes of clarity, if the Executive dies, becomes Permanently Incapacitated, resigns for Good Reason or is terminated without Cause, the Executive shall not be required to repay the Signing Bonus.

(f). Expenses. The Executive shall be reimbursed for all ordinary and necessary out-of-pocket business expenses reasonably and actually incurred or paid by the Executive in the performance of the Executive’s duties in accordance with the Company’s policies applicable to executives of like seniority, and in the case of travel and accommodation expenses, applicable to the CEO and President of the Company (but subject to the specific approval of the CEO or the President of the Company in each instance) upon presentation of such expense statements or vouchers or such other supporting information as the Company may require.

(g). Benefits. The Executive shall be entitled to fully participate in all benefit plans that are in place and available to the CEO and President of the Company from time to time, including, without limitation, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans. Without limiting the foregoing, with respect to Executive’s services, the Company shall indemnify Executive to the maximum extent set forth in the organizational documents of the Company and Executive shall be covered on a Company directors and officers errors and omissions insurance policy to the same extent that any other person is so covered.

(h). Paid Time Off. The Executive shall be entitled to paid time off based on the Company’s policies applicable to other C-level executives in effect from time to time, provided such duration shall not be less than four weeks annually.

(i). Indemnification.

(i). In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(ii). During the Term hereof and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

(j). Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

1.3 Term; Termination of Employment.

(a). Term. The Executive’s initial term of employment hereunder shall begin on the Effective Date, and, unless earlier terminated pursuant to Sections 1.3(b) or 1.3(c), shall continue until the second anniversary of the Effective Date of the Initial Agreement (the “Initial Term”), and, if not so earlier terminated, shall be automatically renewed for additional one (1) year terms (each a “Renewal Term”, and together with the Initial Term, the “Term”) thereafter unless written notice to the contrary is provided by either party to the other at least ninety (90) days prior to the expiration of the Initial Term or then-existing Renewal Term, as applicable.

(b). Early Termination. The term of this Agreement may be earlier terminated by the Executive or the Company as follows:

(i). Termination for Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive setting forth the termination date and, in reasonable detail, the circumstances claimed to provide a basis for termination pursuant to this Section 1.3(b)(i), without any requirement of a notice period and without payment of any compensation of any nature or kind; provided, however, that if the Cause is pursuant to subsections (i), (ii), (vi) or (vii) of the definition of Cause (appearing below), the Chief Executive Officer must give the Executive the written notice referenced above within (30) days of the date that the Chief Executive becomes aware or has knowledge of, or reasonably should have become aware or had knowledge of, such act or omission, and the Executive will have thirty (30) days to cure such act or omission. Upon payment of the amounts set forth in Section 1.3(d), the Executive shall not be entitled to any benefits or payments (other than those required under Section 1.3(d) hereof), including any payment under the terms of the any equity incentive plan.

(ii). Termination without Cause. The Company may terminate the Executive’s employment at any time without Cause upon written notice to the Executive, subject to Section 1.3(c) and 1.3(d).

(iii). Permanent Incapacity. In the event of the “Permanent Incapacity” of the Executive (which shall mean by reason of illness or disease or accidental bodily injury, the Executive is so disabled that the Executive is unable to ever work again), the Executive may thereupon be terminated by the Company upon written notice to the Executive without payment of any severance of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of the Executive’s termination pursuant to this Subsection 1.3(b)(iii), the Company shall pay or cause to be paid to the Executive (i) the amounts specified in Section 1.2(b), provided that the Executive signs and does not revoke the release agreement referred to in Section 1.3(c)(iii), and amounts prescribed by Section 1.3(d) below through the date of Permanent Incapacity, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the permanent incapacity or disability of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(iv). Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s beneficiaries or estate will be entitled to receive and the Company shall pay or cause to be paid to them or it, as the case may be, (i) the amounts specified in Section 1.2(b), provided that the Executive signs and does not revoke the release agreement referred to in Section 1.3(c)(iii), and amounts prescribed by Section 1.3(d) through the date of death, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the death of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(v). Termination by Executive. The Executive may terminate employment with the Company upon giving 30 days’ written notice or such shorter period of notice as the Company may accept. The Executive may resign for Good Reason subject to Section 1.3(c) and 1.3(d). If the Executive resigns for any reason not constituting Good Reason, the Executive shall not be entitled to any severance or other benefits (other than those required under Section 1.3(d)).

(c). Termination without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated prior to the end of the Term, by the Company without Cause or by the Executive for Good Reason, then the Executive shall receive the payments and benefits described in this Section 1.3(c).

(i). Executive shall be entitled to (i) any amounts owed to the Executive pursuant Section 1.3(d), (ii) if Executive dies, becomes Permanently Incapacitated, is terminated for Cause or resigns for Good Reason prior to the first anniversary of the Effective Date, the RSU Grant and RSU Shares in accordance with Section 1.2(d), (iii) any amount owed pursuant to Section 1.2; (iv) if such termination occurs during the Initial Term, to receive salary continuation (i.e., not a lump sum payment) through the longer of (x) the end of the Initial Term and (y) one year following the Executive’s date of termination (the “Termination Date”), and (v) if such termination occurs during a Renewal Term, to receive salary continuation (i.e., not a lump sum payment) for a period of one year following the Termination Date. The period through which severance is paid pursuant to subclause (iv) or subclause (v) to the Executive hereunder is referred to herein as the “Severance Period”. Payments described in subclause (iv) or subclause (v) hereunder shall commence to be paid on the 60th day following the Termination Date, provided that the first payment shall include all of the payments which should have been paid prior to such date, but were not paid as a result of this sentence.

(ii). If the Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse the Executive, a portion of the COBRA premiums (based on the amount paid by the Company immediately prior to the Executive’s Termination Date) for the Executive and the Executive’s covered dependents under such plans during the period commencing on the Termination Date and ending upon the earliest of (X) the expiration of the Severance Period, (Y) the date that the Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date the Executive becomes eligible to receive healthcare coverage from a subsequent employer (and the Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company cannot provide the foregoing COBRA premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Termination Date (which amount shall equal the amount paid by the Company immediately prior to the Executive’s Termination Date), less the amount Executive would have had to pay to receive group health coverage for Executive and Executive’s covered dependents based on the cost sharing levels in effect on the Termination Date, which payments shall be made regardless of whether the Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Termination Date occurs and shall end on the earlier of (X) the expiration of the Severance Period, (Y) the date that the Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date the Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

(iii). Notwithstanding the terms of any applicable equity incentive plan or any applicable award agreements all outstanding unvested stock options, restricted stock awards, restricted stock units or stock appreciation rights granted to the Executive shall become fully vested and exercisable for the remainder of their full term and that the Company shall if requested by the Executive be responsible for remitting all taxes payable by the Executive on the Executive’s behalf and the Executive shall forfeit a number of shares under each such award with a fair market value equal to such payments made on the Executive’s behalf.

(iv). The payments and benefits described in Section 1.3(c)(i) and Section 1.3(c)(ii), along with the vesting features of the Executive’s equity awards as set forth in this Agreement, are the only severance, benefits or other payments in lieu of notice that the Executive will be entitled to receive under this Agreement. Any right of the Executive (or the Executive’s estate) to payments and benefits pursuant to Section 1.3(c)(i) and Section 1.3(c)(ii) shall be contingent on Executive (or an authorized representative of Executive’s estate) signing and not revoking a standard form of release agreement with the Company in the form attached hereto as Exhibit A (as such form may be modified solely to the extent required to conform to applicable laws).

(d). Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 1.3(b), Executive (or Executive’s estate) shall be entitled to receive: (i) the portion of Executive’s Annual Salary earned through the date of termination, but not yet paid to Executive, (ii) any vacation time that has been accrued but unused to the extent consistent with Company policy, (iii) any expense reimbursements owed to Executive pursuant to this Agreement, and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(e). Statutory Deductions. All payments required to be made to the Executive, his beneficiaries, or his estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, unless the Company is in breach of its obligations hereunder or applicable law with respect to taxes imposed under Code Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold the Executive harmless from any or all of such taxes or associated interest or penalties.

(f). Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and the Executive acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or vacation or severance pay to which he would otherwise be entitled under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in this Section 1.3.

1.4 Restrictive Covenants.

(a). Non-Solicitation of Employees. During the Executive’s employment and for a period of one year following the termination of the Executive’s employment with the Company for any reason, the Executive agrees and covenants not to directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit, or induce or attempt to solicit, encourage, influence, recruit or induce, or direct any other person or entity to take any of the aforementioned actions, any employee of the Company to cease working for the Company and/or to begin working with any other person or entity. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

Notwithstanding the foregoing, this Section shall not deemed to have been breached or violated by the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company.

(b). Non-Solicitation of Customers. The Company has a legitimate business interest in protecting its substantial and ongoing customer relationships. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to customer sales and the provision to customers of services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

In exchange for the Executive’s employment by the Company, and based on the Executive’s access to Customer Information during the Executive’s employment and/or after the termination of the Executive’s employment with the Company for any reason, the Executive agrees and covenants that, during the Executive’s employment and for a period of one year following the termination of the Executive’s employment with the Company for any reason, the Executive will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this Agreement), attempt to contact, or meet with the Company’s customers or prospective customers as described below for purposes of offering or accepting goods or services competitive with those offered by the Company.

This restriction shall only apply to:

(i). Customers the Executive contacted in any way during the past 12 months;

(ii). Customers about whom the Executive has trade secret or confidential information;

(iii). Customers who became customers during the Executive’s employment with the Company;

(iv). Customers about whom the Executive has information that is not available publicly; and

(v). Prospective customers with whom the Executive is engaged in active sales communications or with whom the Executive is aware that the Company is otherwise engaged in active sales communications.

(c). Confidential Information; Proprietary Rights. The Executive has had and shall continue to have access to the trade secrets, business plans, and production processes of the Company. Accordingly, the Executive shall comply with and shall remain subject to the terms of the Employee Confidentiality and Proprietary Rights Agreement, dated on or about the date of the Initial Agreement (“Confidentiality Agreement”), whose terms are fully incorporated by reference into this Agreement.

(d). Acknowledgment by the Executive. The Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.4 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this Section 1.4 (including, without limitation, the length of the term of the provisions of this Section 1.4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Executive’s entry into this Agreement and, specifically this Section 1.4, is a material inducement and required condition to the Company’s entry into this Agreement.

(e). Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.4 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(f). Survival. The provisions of this Section 1.4 shall survive the termination of this Agreement.

(g). Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Section 1.4 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.4 by the Executive or any of Executive’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

(a). “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(b). “Agreement” shall mean this Agreement, as amended from time to time.

(c). “Annual Revenue Target” shall mean, in respect of any calendar year, an amount, as determined by the Board or the Compensation Committee of the Board, as it may be adjusted from time to time to take into account material strategic developments in the Company’s business, such as the acquisition of new businesses or the effects of market-wide conditions outside the Company’s control, and as in effect on the last day of such calendar year, comprising an aggregate of the Company’s annual revenue with respect to the following revenue streams:

(i). Sponsorship revenue for directly sold print and digital display advertising;

(ii). All programmatic revenue including private marketplace revenue (“PMP”), programmatic guaranteed (“PG”) and open market display revenue;

(iii). All digital video revenue, including open market, directly sold, PMP and PG; and

(iv). All third-party content recommendation revenue (RevContent, Outbrain, Taboola, Dianomi, etc.).

(d). “Annual Salary” shall have the meaning specified in Section 1.2(a).

(e). “Board” shall mean the Board of Directors of the Company.

(f). “Cause” means the (i) Executive’s willful and continued failure substantially to perform the duties of the Executive under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness), provided that the mere failure to achieve specified objectives shall not constitute Cause; (ii) the Executive’s willful and continued failure to comply with any valid and legal directive of the Chief Executive Officer in accordance with this Agreement, provided that the mere failure to achieve specified objectives shall not constitute Cause; (iii) the Executive’s engagement in illegal conduct or willful misconduct, which is, in each case, materially and demonstrably injurious to the Company or its Affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud against the Company or any of its Affiliates; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent), if such felony is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company; (vi) the Executive’s failure to comply in any material respect with a material policy of the Company that has been previously delivered to the Executive in writing if such failure causes material harm to the Company; or (vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(g). “Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

(h). “Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company” shall include any successor to the Company and (ii) for purposes of Section 1.4, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the Term of this Agreement.

(i). “Good Reason” shall mean any of the following events, which has not been either consented to in advance by the Executive in writing or, with respect only to subsections (ii), or (v) below, cured by the Company within a reasonable period of time, not to exceed 30 days, after the Executive provides written notice within 30 days of the initial existence of (or, if later, the Executive’s knowledge of the existence of) one or more of the following events: (i) a decrease in the Annual Salary; provided, however, that Company may reduce Executive’s Annual Salary in a force majeure event under Section 2.1 and where the reduction is consistent with similar reductions among Company’s executive employees; (ii) a material breach of this Agreement, or any other written agreement between the Executive and the Company, by the Company; (iii) in any merger or sale of all or substantially all of the assets of the Company or any other acquisition of the Company, the failure of the acquirer of the Company or its assets to assume all rights and obligations under this Agreement and the equity awards entered into with Executive; (iv) a material diminution or reduction in the Executive’s responsibilities, duties or authority; (v) requiring the Executive to take any action which would violate any federal or state law; or (vi) any requirement that the Executive’s duties be performed more than 50 miles outside of New York City more than two (2) days per week on average, (it being understood that certain weeks will require lengthier stays outside of New York City); (vii) at any time during the Term the predecessor to the CEO as of the Effective Date is an executive officer of the Company or any Affiliate; or (viii) at any time during the Term the predecessor to the CEO as of the Effective Date is, or holds the right to designate, a member of the Board of Directors of the Company or any Affiliate. Good Reason shall not exist unless the Executive terminates his employment within seventy-five (75) days following the initial existence of (or, if later, the Executive’s knowledge of the existence of) the condition or conditions that the Company has failed to cure, if applicable.

(j). “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Article 2.
MISCELLANEOUS PROVISIONS

2.1 Force Majeure. In the event either party is unable to perform its or Executive’s obligations under the terms of this Agreement because of acts of God; act of government; war; natural disaster; pandemics, epidemics or other outbreaks of disease, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Company acknowledges that this Section shall only apply to the Executive so long as the Company applies it consistently with respect to similarly situated executives at the Company.

2.2 Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.3 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) electronic transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change its address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

(a). If to the Company:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, WA 98101

Email: hr@maven.io

(b). If to the Executive:

Avi Zimak

_____________________________________

_____________________________________

Email: _____________________________________

2.4 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.6 Governing Law; Jurisdiction and Venue.

(a). This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in New York County, New York.

2.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. The Executive shall not assign this Agreement or any of the Executive’s rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

2.8 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event the Executive prevails on any material claim (in a final adjudication) in any legal proceeding brought against the Company to enforce the Executive’s rights under this Agreement, the Company will reimburse the Executive for the reasonable legal fees incurred by the Executive in connection with such proceeding.

2.9 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

2.10 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Executive’s termination of employment (other than by reason of the Executive’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), the Executive’s termination of employment shall be deemed to occur on the date that the Executive incurs a “separation from Service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of the Executive’s separation from service, the Executive is a “specified Executive” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following the Executive’s separation from Service and the Company shall then pay the Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Executive’s separation from service had the Executive not been a specified Executive. Thereafter, the Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by the Executive under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall, subject to the Executive’s consent (such consent not be unreasonably withheld, conditioned or delayed), reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation. For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

2.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law,

2.13 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.14 Public Announcements. Neither the Company nor Executive shall issue any press release or similar public announcement regarding this Agreement or Executive’s employment with the Company without the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

2.15 Entire Agreement. This Agreement and its Exhibits, and the Confidentiality Agreement, set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, term sheets and understandings between the parties relating to the subject matter hereof.

[SIGNATURE PAGE TO EXECUTIVE

EMPLOYMENT AGREEMENT TO FOLLOW]

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:

THEMAVEN, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

THE EXECUTIVE:

/s/ Avi Zimak
Avi Zimak

EXHIBIT A

SEPARATE AGREEMENT AND RELEASE

Attached.

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